                                                 Form 12b-25

                                   U.S. SECURITIES AND EXCHANGE COMMISSION

                                            WASHINGTON, D.C. 20459

                                                 FORM 12B-25

                                         NOTIFICATION OF LATE FILING

                                                 (Check One):
[ ] Form 10-K and 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [ x ] Form 10-QSB  [ ] Form N-SAR
         For Period Ended:          December 31, 2000
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
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         Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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         If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I-Registrant Information
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         The Quizno's Corporation
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         1415 Larimer Street
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         Denver, CO 80202
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Part II.  Rules 12b.25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b.25(b), the following should be completed. (Check box if appropriate)

X        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X        (b) The subject annual  report,  semi-annual  report,  transition  report on Form 10-K,  Form 10-KSB,
              Form 20-F,  11-K or Form  N.SAR,  or portion  thereof  will be filed on or before the  fifteenth calendar day following the  prescribed due date; or the subject  quarterly  report or transition report on Form 10-Q or Form  10-QSB,  or  portion  thereof  will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b.25(c) has been attached if applicable.

Part III. Narrative
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State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR or
the transition report or portion thereof could not be filed within the prescribed time period.

         More time is needed to  resolve  certain  accounting  and  reporting  issues,  which may  impact  the
         Registrant's Quarterly Filing on Form 10-QSB for the three months ended December 31, 2000.
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Part IV. Other Information
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         (1) Name and telephone number of person to contact in regard to this notification

               John L. Gallivan                                  (720)                      359-3300
                    (Name)                                    (Area Code)              (Telephone Number)

         (2) Have all other periodic  reports  required  under section 13 or 15(d) of the Securities  Exchange
              Act of 1934 or section 30 of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the  registrant was required to file such report(s) been filed?
              If the answer is no, identify report(s).
                                                                                    [X] Yes   [ ] No
         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                                    [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                           THE QUIZNO'S CORPORATION

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     February 14, 2001                   /s/ John L. Gallivan
INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                                  ATTENTION
         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18
U.S.C. 1001).
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